Exhibit 99.1

Index to Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT	F-2

CONSOLIDATED INCOME STATEMENT	F-3

CONSOLIDATED BALANCE SHEET	F-4

CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE	F-5

CONSOLIDATED STATEMENT OF CASH FLOWS	F-6

NOTES TO THE FINANCIAL STATEMENTS	F-7

f-1

Independent Auditors’ Report to the Members of

NSB Retail Systems Plc

The Board of Directors

NSB Retail Systems Plc

We have audited the accompanying consolidated balance sheets of NSB Retail Systems Plc and its subsidiary companies (the Group) as of December 31, 2007 and 2006, and the related consolidated statements of income, recognised income and expense and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“U.S.”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Audit Plc

London, England

April 22, 2008

f-2

Consolidated Income Statement

For the year ended 31 December 2007

	Note	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
		US $000	US $000	US $000
Revenue	2	91,042	87,611	87,944
Cost of revenue	3	(40,898)	(37,070)	(38,138)

Gross profit	2	50,144	50,541	49,806

Operating expenses	2, 3	(37,649)	(39,028)	(31,950)

Operating profit	2, 3	12,495	11,513	17,856

Financial income	4	1,599	934	560
Financial expense	4	(434)	(398)	(296)

Net financial income	2, 4	1,165	536	264

Profit before tax		13,660	12,049	18,120
Income tax credit / (expense)	2, 5	641	(122)	12,071

Profit for the period	2, 7	14,301	11,927	30,191

Basic earnings per share (U.S. cents)	7	3.48	2.91	7.41

Diluted earnings per share (U.S. cents)	7	3.43	2.87	7.29

The notes on pages f-7 to f-27 form part of these consolidated financial statements.

f-3

Consolidated Balance Sheet

As at 31 December 2007

	Note	31 DECEMBER 2007	31 DECEMBER 2006
		US $000	US $000
Assets
Property, plant and equipment	8	13,082	13,291
Intangible assets	9	66,527	63,832
Deferred tax assets	11	13,955	11,833

Total non-current assets		93,564	88,956

Inventories		807	480
Income tax receivable	6	4	220
Trade and other receivables	12	17,521	20,317
Cash and cash equivalents	18	45,044	33,246

Total current assets		63,376	54,263

Total assets		156,940	143,219

Equity
Issued capital	13	14,590	14,483
Share premium	13	36,909	33,326
Exchangeable shares	13	110,747	113,956
Reserves	13	19,889	48,763
Retained losses	13	(74,837)	(113,340)

Total equity		107,298	97,188

Liabilities
Employee benefits	14	2,658	3,216
Provisions	15	7,244	3,868
Deferred tax liabilities	11	909	—

Total non-current liabilities		10,811	7,084

Deferred income, trade and other payables	17	35,462	34,461
Provisions	15	2,759	3,742
Other financial liabilities	18	—	198
Income tax payable	6	610	546

Total current liabilities		38,831	38,947

Total liabilities		49,642	46,031

Total equity and liabilities		156,940	143,219

The notes on pages f-7 to f-27 form part of these consolidated financial statements.

f-4

Consolidated Statement of Recognised Income and Expense

For the year ended 31 December 2007

	Note	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
		US $000	US $000	US $000
Actuarial gains/(loss) in defined benefit pension plan	14	442	754	(2,045)
Foreign exchange translation differences	13	628	4,591	(4,164)
Cash flow hedges – effective portion of changes in fair value	13	198	(198)	(203)

Net income/(loss) recognised directly in equity		1,268	5,147	(6,412)
Profit for the period		14,301	11,927	30,191

Total recognised income and expense for the period		15,569	17,074	23,779

The notes on pages f-7 to f-27 form part of these consolidated financial statements.

f-5

Consolidated Statement of Cash Flows

For the year ended 31 December 2007

	Note	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
		US $000	US $000	US $000
Cash flows from operating activities
Profit for the period		14,301	11,927	30,191
Adjustments for:
Depreciation	3, 8	1,434	1,298	842
Amortisation of product development costs	3, 9	5,906	5,271	5,307
Financial income	4	(1,599)	(934)	(560)
Financial expense	4	434	398	296
Equity-settled share-based payment expenses	3, 16	425	143	272
Income tax (credit) / expense	5	(641)	122	(12,071)

Cash generated from operations before changes in working capital and provisions		20,260	18,225	24,277
Decrease in trade and other receivables		2,748	1,021	1,394
(Increase) /decrease in inventories		(327)	431	(376)
Increase/(decrease) in deferred income, trade and other payables		1,044	(300)	(8,162)
Increase/(decrease) in provisions		2,079	4,095	(3,362)

Cash generated from operations		25,804	23,472	13,771
Interest paid	4	(22)	(8)	(5)
Income tax (payments)/receipts		(242)	(149)	393

Net cash from operating activities		25,540	23,315	14,159

Cash flows from investing activities
Interest received	4	1,323	688	344
Disposal of discontinued operations		—	—	(722)
Acquisition of property, plant and equipment	8	(1,288)	(1,300)	(10,116)
Capitalised product development costs	3, 9	(7,976)	(6,933)	(6,294)

Net cash from investing activities		(7,941)	(7,545)	(16,788)

Cash flows from financing activities
Proceeds from the issue of share capital	13	481	75	787
Dividends paid	13	(6,365)	—	—

Net cash from financing activities		(5,884)	75	787

Net increase/(decrease) in cash and cash equivalents		11,715	15,845	(1,842)
Cash and cash equivalents at beginning of period		33,246	17,216	18,816
Effect of exchange rate fluctuations on cash held		83	185	242

Cash and cash equivalents at end of period	18	45,044	33,246	17,216

The notes on pages f-7 to f-27 form part of these consolidated financial statements.

f-6

Notes to the Consolidated Financial Statements

1. Significant accounting policies

NSB Retail Systems Plc (the “Company”) is a company incorporated and domiciled in England and Wales.

The group financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).

The financial statements have been prepared by the directors in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB). The financial statements were approved and adopted by the board of directors on 22 April 2008.

The Group has adopted in the year a new standard, International Financial Reporting Standard 7 (IFRS 7) Financial Instruments: Disclosures. The additional disclosures required by this standard are set out in Note 12 “Trade and other receivables” and Note 18 “Financial instruments and financial risk management”.

The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these consolidated financial statements.

The majority of the Group’s revenue and approximately one third of the costs are in United States dollars; therefore this is considered to be the principal operating currency and the most appropriate presentational currency. Accordingly, during the year ended 31 December 2006 the Group changed it’s presentation currency from sterling to United States dollars. The comparative figures have been presented in United States dollars applying the exchange rates below. Income statement amounts have been translated from sterling to United States dollars using the average rate for the twelve months ended 31 December 2005 where this rate approximates the foreign exchange rates ruling at the dates of the transactions, with the following exception. Overseas tax allowances recognised as an income tax credit was translated using the 31 December 2005 period-end rate, which corresponds to the exchange rate ruling at the time of recognition. The overall effect of this is a change in presentational currency with effect from 1 January 2005.

Currency exchange rates (United States dollar compared to sterling):

	Period-end rate	Average rate (12 months ended)
1 January 2005	1.9160	—
31 December 2005	1.7185	1.8175
31 December 2006	1.9585	1.8395

Judgements made by the directors in the application of these accounting policies, that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year, are discussed in Note 21 “Accounting estimates and judgements”.

Measurement convention

The financial statements are prepared on the historical cost basis except that derivative financial instruments are stated at their fair value.

Basis of consolidation

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Transactions eliminated on consolidation

Intragroup balances, transactions and any unrealised gains and losses or income and expenses arising from intragroup transactions are eliminated in preparing the consolidated financial statements.

f-7

Dividends

Dividend distributions to the Company’s shareholders are recognised as a liability in the Group’s financial statements in the period in which the dividends are approved.

Foreign currency

(i) Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the relevant captions of the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of transaction.

(ii) Financial statements of foreign operations

The assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of these foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Exchange differences arising from this retranslation of foreign operations since 1 January 2004 are recognised directly in a separate component of equity (the translation reserve). These are released to the income statement upon disposal in full or in part.

Classification of financial instruments issued by the Group

Following the adoption of IAS 32, financial instruments issued by the Group are treated as equity (i.e. forming part of shareholders’ funds) only to the extent that they meet the following two conditions:

(a)	they include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and

(b)	where the instrument will or may be settled in the company’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the company’s own equity instruments or is a derivative that will be settled by the company’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

Derivative financial instruments and hedging

(i) Derivative financial instruments

Derivative financial instruments are initially recognised at fair value. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged (see below). The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.

(ii) Cash flow hedges

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in the cash flow hedging reserve within equity. Any ineffective portion of the hedge is recognised immediately in the income statement. The associated cumulative gain or loss is removed from equity and recognised in the income statement in the same period or periods during which the hedged forecast transaction affects profit or loss. When a hedging instrument expires or is sold, terminated or exercised, ceases to meet the criteria for hedge accounting, or the entity revokes designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised in the income statement immediately.

Trade and other receivables

Trade and other receivables are measured initially at fair value and then subsequently carried at amortised cost.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits.

f-8

Trade and other payables

Trade and other payables are measured initially at fair value and then subsequently carried at amortised cost.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Depreciation is charged to the income statement to write off the cost less residual value of each part of an item of property, plant and equipment over their estimated useful lives as follows:

• freehold land	not depreciated

• freehold buildings	straight line over 39-40 years

• computer equipment and software	straight line over 3-5 years

• furniture and fittings	straight line over 5 years

Residual values, estimated useful lives and depreciation methods are re-assessed annually. With effect from 1 January 2006, the Group changed its estimate of the depreciation expense for computer equipment and furniture and fittings. Prior to that date, depreciation was estimated based on declining balances. The impact of this change in accounting estimates had the effect of increasing the depreciation expense by $0.3m in the period ended 31 December 2006.

Intangible assets

(i) Goodwill

Goodwill arises from business combinations prior to 1 January 2004. Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is not amortised but is tested annually for impairment.

(ii) Research and development

Research expenditure is recognised as an expense as incurred.

Expenditures on product development (relating to design, programming and testing of new or enhanced products) are capitalised as intangible assets if the following can be demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	intention to complete the intangible asset and use or sell it;

•	ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits. Among other things, the existence of a market for the intangible asset can be demonstrated;

•	availability of adequate technical, financial and other resources to complete the development and to sell the asset; and

•	ability to measure reliably the expenditure attributable to the intangible asset during its development.

Subsequent expenditure on capitalised intangible assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

The expenditure capitalised includes the cost of materials, direct labour and an appropriate proportion of overheads. Other development expenditure is recognised in the income statement as an expense as incurred. Capitalised product development expenditure is stated at cost less accumulated amortisation and impairment losses.

Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Capitalised product development expenditure is amortised over three years from the date it is available for use.

Inventory

Inventory is comprised of finished goods and is stated at the lower of cost and net realisable value. Cost is based on the first-in first-out principle.

f-9

Impairment

The carrying amounts of the Group’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the assets’ recoverable amount is estimated.

An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement.

Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units and then to reduce the carrying amount of the other assets in the unit on a pro rata basis. A cash generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

Calculation of recoverable amount

The recoverable amount of the Group’s receivables carried at amortised cost is calculated as the present value of estimated future cash flows, discounted at the original effective interest rate (i.e., the effective interest rate computed at initial recognition of these financial assets). Receivables with a short duration are not discounted.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Revenue

Revenue represents the amounts (excluding value added tax) derived from the provision of goods and services to customers. Revenue from licence fees is recognised under the majority of the principles of SOP 97-2 under US GAAP, which for the purposes of NSB is consistent with IAS 18. SOP 97-2 requires that where services (e.g. implementation services, providing interfaces with other systems, custom development) are “essential to the functionality” of the software being sold, the licence fee should be recognised over the period the services are delivered on a contract accounting basis. Where services are not essential to the functionality, in accordance with SOP 97-2 licence fees are recognised on delivery if persuasive evidence of an arrangement exists, fees are fixed and determinable, collection of the resulting receivable is probable and vendor-specific objective evidence of fair value for all elements exists.

Revenue from services work is recognised as the work is performed. Income from maintenance agreements is recognised on a straight line basis over the period to which the agreement relates.

Taxation

Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax recognised is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Employee benefits

(i) Defined contribution plan

Obligations for contributions to defined contribution pension plans are recognised as an expense in the income statement as incurred.

f-10

(ii) Defined benefit pension plan

The Group’s net obligation in respect of its defined benefit pension plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value, and the fair value of any plan assets (at bid price) and any unrecognised past service costs is deducted. The calculation is performed by a qualified actuary using the projected unit credit method. The liability discount rate is the yield at the balance sheet date on AA credit rated bonds that have maturity dates approximating to the terms of the Group’s obligations.

The Group recognises all actuarial gains and losses in the period they occur directly into equity.

Share based payment transactions

The Group operates employee share based incentive arrangements which typically include the grant of share options or the right to acquire shares of the Company. IFRS 2 “Share Based Payments” requires that the fair value of options granted is recognised as an employee expense with a corresponding increase in equity. In accordance with the transitional provisions in IFRS 2, the recognition and measurement principles in IFRS 2 have not been applied to options granted under programmes prior to 7 November 2002 and vested prior to 1 January 2005. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted has been measured using the Black-Scholes model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of share options that are expected to and do vest except where forfeiture is only due to share prices not achieving the threshold for vesting.

Own shares held by ESOP trust

Transactions of the Company-sponsored ESOP trust are treated as being those of the Company and are therefore reflected in the group financial statements. In particular, the trust’s purchases of shares in the Company are debited directly to equity.

Provisions

A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Expenses

(i) Operating lease payments

Payments made under operating leases are recognised in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised in the income statement on a straight-line basis as an integral part of the total lease expense.

(ii) Net financing costs

Net financing costs comprise interest payable, interest on the defined benefit pension plan obligations, interest receivable on funds invested and expected returns on defined benefit pension plan assets.

Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.

Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. The Group operates in one business segment – providing software, hardware, software services and support to the retail industry.

f-11

2. Segment reporting

The Group operates in one business segment – providing software, hardware, software services and support to the retail industry. The Group generates revenues from its North American operations and through its European distributor. Presented below for additional information is an analysis of revenue and gross profit.

	NORTH AMERICA OPERATIONS			EUROPEAN DISTRIBUTOR			CONSOLIDATED
In thousands of U.S. dollars	2007	2006	2005	2007	2006	2005	2007	2006	2005
Revenue
Software licences	14,038	16,145	15,733	1,833	2,358	1,999	15,871	18,503	17,732
Software services and support	64,605	59,844	59,145	1,085	1,120	1,065	65,690	60,964	60,210
Hardware sales	9,481	8,144	10,002	—	—	—	9,481	8,144	10,002

Revenue	88,124	84,133	84,880	2,918	3,478	3,064	91,042	87,611	87,944

Gross profit	47,381	47,371	46,742	2,763	3,170	3,064	50,144	50,541	49,806

Operating Expenses							(37,649)	(39,028)	(31,950)

Operating profit							12,495	11,513	17,856
Net financing income							1,165	536	264
Income tax credit / (expense)							641	(122)	12,071

Profit for the period							14,301	11,927	30,191

As of 31 December 2007, 2006 and 2005, substantially all of the Group’s segment assets and liabilities are attributable to North American operations.

3. Operating costs

Total operating costs, classified as cost of revenue and operating expenses in the Income Statement, are summarised below.

In thousands of U.S. dollars	Note	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
Staff costs – salaries, wages, commissions and bonuses		41,064	39,574	39,882
Staff costs – social security		5,714	5,943	5,830
Staff costs – defined contribution and defined benefits plans		1,296	1,267	1,280
Staff costs – share based payment transactions		425	143	272

Total staff costs		48,499	46,927	47,264
Hardware cost of sales		7,707	6,783	7,772
Third party maintenance costs		5,371	5,430	6,258
Depreciation	8	1,434	1,298	842
Product development capitalised	9	(7,976)	(6,933)	(6,294)
Product development amortised	9	5,906	5,271	5,307
Foreign exchange gain		(331)	(443)	(600)
Audit fees		303	256	238
Fees receivable by the auditors and their associates in respect of:
Auditing of accounts of associates of the Company pursuant to legislation		20	20	20
Taxation services		52	71	158
Impairment losses / (net loss reversal) on trade receivables		46	206	(85)
Property, employee redundancy, separation and acquisition costs		7,802	7,338	—
Other operating costs		9,714	9,874	9,208

Total operating costs		78,547	76,098	70,088

Classified as cost of revenue		40,898	37,070	38,138
Classified as operating expenses		37,649	39,028	31,950

f-12

Total product development costs incurred during the year, net of research and development tax credits, were $16,741,000 (2006: $17,276,000; 2005: $16,761,000).

The average number of persons employed (including directors) during the year, analysed by category, was as follows:

Number of employees	2007	2006	2005
Development	173	191	218
Sales and services	364	365	386
Management and administration	65	65	74

	602	621	678

4. Net financial income

In thousands of U.S. dollars	2007	2006	2005
Financial Income
Interest income	1,323	688	344
Expected return on defined benefit pension plan assets (see note 14)	276	246	216

	1,599	934	560

Financial Expenses
Interest expenses	(22)	(8)	(5)
Interest on defined benefit pension plan obligations (see note 14)	(412)	(390)	(291)

	(434)	(398)	(296)

Net Financial Income	1,165	536	264

5. Income tax expense

Recognised in the income statement
In thousands of U.S dollars	2007	2006	2005
Current tax expense
Current year – UK	126	68	79
Adjustments for prior years	296	60	64

Current tax expense	422	128	143

Deferred tax credit
Origination and reversal of temporary differences – overseas	—	—	(387)
Benefit of tax allowances recognised - overseas	(6,748)	(4,549)	(11,827)
Effect of tax allowances utilised - overseas	5,685	4,543	—

	(1,063)	(6)	(12,214)

Net income tax (credit) / expense in income statement	(641)	122	(12,071)

f-13

Reconciliation of effective tax rate	2007	2007	2006	2006	2005	2005
Amounts in thousands of U.S. dollars
Profit before tax		13,660		12,049		18,120

Tax using the UK corporation tax rate	30.0%	4,098	30.0%	3,615	30.0%	5,436
Effect of tax allowances utilised	—	—	—	—	(28.8%)	(5,224)
Effect of tax allowances recognised	(49.4%)	(6,748)	(37.7%)	(4,549)	(65.3%)	(11,827)
Other items	12.5%	1,713	8.3%	996	(2.9%)	(520)
Adjustments for prior years	2.2%	296	0.5%	60	0.4%	64

	(4.7%)	(641)	1.0%	122	(66.6%)	(12,071)

6. Income tax receivable and payable

Income tax receivable of $4,000 (2006: $220,000) represents the amount of taxes recoverable in respect of current and prior periods that exceed payments. Income tax payable of $610,000 (2006: $546,000) represents the amount of income taxes payable in respect of current periods.

7. Earnings per share

Basic and diluted earnings per share are calculated by dividing profit for the year by weighted average number of ordinary shares at end of year and weighted average number of ordinary shares (diluted) at end of year, respectively. Due to the nature of property, employee redundancy, separation and acquisition costs recognised in 2006 and 2007, as well as the significant non-cash impact of foreign currency movements of tax allowances recognised in 2007 and 2005, the directors have presented an adjusted earnings per share calculation. The calculations of basic, diluted and adjusted basic and diluted earnings per share as well as weighted average number of ordinary shares at end of year are presented below.

	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
In thousands of U.S. dollars	TOTAL	TOTAL	TOTAL
Profit for the period	14,301	11,927	30,191
Property, employee redundancy, separation and acquisition costs	7,802	7,338	—
Profit impact of foreign currency movements on tax allowances recognised	(2,122)	(6)	(11,827)

Adjusted profit for the period	19,981	19,259	18,364

Basic earnings per share (U.S. cents)	3.48	2.91	7.41
Diluted earnings per share (U.S. cents)	3.43	2.87	7.29
Adjusted basic earnings per share (U.S. cents)	4.86	4.70	4.51
Adjusted diluted earnings per share (U.S. cents)	4.79	4.64	4.43

Basic earnings per share (pence)	1.74	1.58	4.17
Diluted earnings per share (pence)	1.71	1.56	4.10
Adjusted basic earnings per share (pence)	2.43	2.56	2.48
Adjusted diluted earnings per share (pence)	2.39	2.52	2.44

f-14

Weighted average number of ordinary shares

In thousands of shares	YEAR ENDED 31 DECEMBER 2007	YEAR ENDED 31 DECEMBER 2006	YEAR ENDED 31 DECEMBER 2005
Issued ordinary shares at 1 January	378,186	366,431	353,174
Effect of exchangeable shares issued during the year or outstanding	35,508	46,008	56,229
Effect of own shares held	(3,463)	(3,463)	(3,463)
Effect of shares issued from the exercise of share options	1,174	755	1,298

Weighted average number of ordinary shares	411,405	409,731	407,238
Effect of share options on issue	5,722	5,258	7,149

Weighted average number of ordinary shares (diluted)	417,127	414,989	414,387

8. Property, plant and equipment

In thousands of U.S. dollars	FREEHOLD LAND AND BUILDINGS	COMPUTER EQUIPMENT AND SOFTWARE	FURNITURE AND FITTINGS	TOTAL
Cost
Balance at 1 January 2006	10,921	6,668	2,937	20,526

Additions	443	855	2	1,300
Disposals	—	(541)	(147)	(688)

Balance at 31 December 2006	11,364	6,982	2,792	21,138

Additions	341	650	297	1,288
Disposals	—	(52)	(127)	(179)

Balance at 31 December 2007	11,705	7,580	2,962	22,247

Depreciation and Impairment Losses
Balance at 1 January 2006	419	4,075	2,746	7,240

Depreciation charge for the year	250	875	173	1,298
Disposals	—	(517)	(174)	(691)

Balance at 31 December 2006	669	4,433	2,745	7,847

Depreciation charge for the year	277	975	182	1,434
Disposals	—	(17)	(99)	(116)

Balance at 31 December 2007	946	5,391	2,828	9,165

Carrying Amounts
At 31 December 2006	10,695	2,549	47	13,291

At 31 December 2007	10,759	2,189	134	13,082

During 2007, loss on disposal of computer equipment of $63,000 was recorded against provisions.

9. Intangible assets

In thousands of U.S. dollars	GOODWILL	PRODUCT DEVELOPMENT	TOTAL
Cost
Balance at 1 January 2006	43,000	22,894	65,894

Product Development Capitalised – 2006	—	6,933	6,933
Effect of movements in foreign exchange	6,006	—	6,006

Balance at 31 December 2006	49,006	29,827	78,833

f-15

Product Development Capitalised – 2007	—	7,976	7,976
Effect of movements in foreign exchange	625	—	625

Balance at 31 December 2007	49,631	37,803	87,434

Amortisation
Balance at 1 January 2006	—	9,730	9,730

Amortisation charge for the year - 2006	—	5,271	5,271

Balance at 31 December 2006	—	15,001	15,001

Amortisation charge for the year - 2007	—	5,906	5,906

Balance at 31 December 2007	—	20,907	20,907

Carrying Amounts
At 31 December 2006	49,006	14,826	63,832

At 31 December 2007	49,631	16,896	66,527

Amortisation is included in operating expenses in the Income Statement. Goodwill relates to the Group’s investment in NSB Retail Solutions Inc. (formerly STS Systems Ltd.), the centre of its North American operations. The goodwill impairment test is based on the value in use as measured by the cash flows generated from these operations. The value in use calculation is based on the actual cash flows for 2007 adjusted for conservative assumed growth rates in future years and discounted at 10%. This recoverable amount significantly exceeds the carrying amount of goodwill.

10. Significant subsidiaries

Significant subsidiaries within the Group are presented below:

SUBSIDIARY UNDERTAKINGS	COUNTRY OF INCORPORATION	PRINCIPAL ACTIVITY
NSB Retail Solutions Inc	Canada	As for the Group
NSB Retail Systems Inc	USA	As for the Group
NSB U.S. Sales Inc	USA	As for the Group

11. Deferred tax assets and liabilities

Recognised Group deferred tax assets / (liabilities) are attributable to the following:

	Assets		Liabilities		Net
In thousands of U.S. dollars	2007	2006	2007	2006	2007	2006
Property, plant and equipment	(1,123)	(742)	8	—	(1,115)	(742)
Capitalised Product Development	(4,036)	(5,228)	(1,497)	—	(5,533)	(5,228)
Unutilised tax allowances	19,114	17,669	448	—	19,562	17,669
Other items	—	134	132	—	132	134

Net deferred tax assets /(liabilities)	13,955	11,833	(909)	—	13,046	11,833

Group deferred tax assets have not been recognised in respect of the following items:

In thousands of U.S. dollars	2007	2006
Temporary differences arising from intangible assets	20,176	24,319
Defined benefit pension obligations	790	958
Tax value of loss carry forwards	2,867	2,428
Capital and non trade losses within UK group companies	16,737	16,368
Other items	2,273	1,917

Unrecognised deferred tax assets	42,843	45,990

f-16

The Group tax losses expire between 2022 and 2027. The deductible temporary differences do not expire under current tax legislation. Net tax assets of $14.0m relating to tax allowances in Canada have been recognised as it is probable that future taxable profits will be available against which the Group can utilise these benefits. Further tax assets have not been recognised on additional tax allowances in Canada (included above under temporary differences arising from intangible assets) as their recoverability is not considered probable. Tax assets have not been recognised on capital and non trade losses within UK group companies as the likelihood of them being used is remote.

Movements in Group deferred tax during the year are summarised below:

Asset / (liability)	AT 1 JANUARY 2007	RECOGNISED IN INCOME	AT 31 DECEMBER 2007
In thousands of U.S. dollars
Property, plant and equipment	(742)	(373)	(1,115)
Capitalised Product Development	(5,228)	(305)	(5,533)
Unutilised tax allowances	17,669	1,893	19,562
Reclassification from Income tax receivable	150	(150)	—
Other items	134	(2)	132

Recognised net deferred tax assets	11,983	1,063	13,046

Classified as deferred tax assets	11,833		13,955
Classified as income tax receivable	150		—
Classified as deferred tax liabilities	—		(909)

Movements in deferred tax during 2006 are summarised below:

Asset / (liability)	AT 1 JANUARY 2006	RECOGNISED IN INCOME	AT 31 DECEMBER 2006
In thousands of U.S. dollars
Property, plant and equipment	(1,126)	384	(742)
Capitalised Product Development	(4,023)	(1,205)	(5,228)
Unutilised tax allowances	16,887	782	17,669
Other items	89	45	134

Recognised net deferred tax assets	11,827	6	11,833

Movements in deferred tax during 2005 are summarised below:

Asset / (liability)	AT 1 JANUARY 2005	RECOGNISED IN INCOME	AT 31 DECEMBER 2005
In thousands of U.S. dollars
Property, plant and equipment	(696)	(430)	(1,126)
Capitalised Product Development	(3,691)	(332)	(4,023)
Unutilised tax allowances	3,958	12,929	16,887
Other items	19	70	89

Recognised net deferred tax assets / (liabilities)	(410)	12,237	11,827

f-17

12. Trade and other receivables

	2007	2006
In thousands of U.S. dollars
Trade receivables	11,338	10,609
Prepayments and accrued income	5,216	8,457
Other receivables	967	1,251

	17,521	20,317

The Group’s trade receivables are stated after allowance for doubtful accounts based on management’s assessment of credit worthiness, an analysis of which follows:

	2007	2006
At 1 January	1,424	1,411
Amounts charged to operating expenses	46	206
Trade receivables written off	(518)	(193)

At 31 December	952	1,424

See also Note 18 “Financial instruments and financial risk management”.

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13. Capital and reserves

Reconciliation of movement in Group capital and reserves

In thousands of U.S. dollars	SHARE CAPITAL	SHARE PREMIUM	EXCHAN- GEABLE SHARES	TRANS- LATION RESERVE	CASH FLOW HEDGING RESERVE	MERGER RESERVE	WARRANT RESERVE	CAPITAL RESERVE	SPECIAL RESERVE	RETAINED LOSSES	TOTAL EQUITY
At 1 January 2005	13,535	438,111	180,455	(2,629)	203	6,970	5,250	9,243	—	(596,066)	55,072
Total recognised income and expense				(4,164)	(203)					28,146	23,779
Change in relation to share related awards										(150)	(150)
Shares issued	109	821									930
Exchangeable shares converted	392	32,409	(32,801)								—
Transfer to capital reserve							(3,600)	3,600			—
Equity settled share-based payment transactions, net of tax										272	272

At 31 December 2005	14,036	471,341	147,654	(6,793)	—	6,970	1,650	12,843	—	(567,798)	79,903

Total recognised income and expense				4,591	(198)					12,681	17,074
Cancellation of share premium account		(471,341)							29,700	441,641	—
Change in relation to share related awards										(7)	(7)
Shares issued	45	80									125
Exchangeable shares converted	402	33,246	(33,698)								(50)
Transfer to capital reserve							(262)	262			—
Equity settled share-based payment transactions, net of tax										143	143

At 31 December 2006	14,483	33,326	113,956	(2,202)	(198)	6,970	1,388	13,105	29,700	(113,340)	97,188

Total recognised income and expense				628	198					14,743	15,569
Dividends paid										(6,365)	(6,365)
Shares issued	69	420									489
Elimination of Special Reserve									(29,700)	29,700	—
Exchangeable shares converted	38	3,163	(3,209)								(8)
Transfer to capital reserve							(513)	513			—
Equity settled share-based payment transactions, net of tax										425	425

At 31 December 2007	14,590	36,909	110,747	(1,574)	—	6,970	875	13,618	—	(74,837)	107,298

f-19

Capital

Authorised, issued and fully paid share capital at year end is summarised as follows:

	2007	2006
	US $000	US $000
Authorised
531,453,939 (2006: 531,453,939) ordinary shares of 2p each	20,365	20,365
Issued and fully paid
380,918,199 (2006: 378,185,570) ordinary shares of 2p each	14,590	14,483

Changes in ordinary share capital during the year were:

In thousands of shares	2007 NUMBER OF SHARES IN ISSUE	2006 NUMBER OF SHARES IN ISSUE
At 1 January	378,186	366,431
Employees exercising share options and warrants	1,732	1,255
Conversion of exchangeable shares	1,000	10,500

At 31 December	380,918	378,186

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

Exchangeable Shares

At the time of the STS acquisition on 29 December 2000, 513165 N.B Inc, a wholly owned Canadian subsidiary of NSB, was established primarily to allow the STS Vendors to participate in the future performance of NSB in a tax efficient manner through holding Canadian securities, i.e. the Exchangeable Shares, rather than taking the consideration directly in NSB shares.

The exchangeable shares issued carry economic rights and benefits equivalent to those carried by existing NSB shares and are convertible into NSB ordinary shares on a one-for-one basis under an agreement between NSB Retail Systems Plc and the holders of the exchangeable shares. Consequently, the instrument under which the exchange will be effected has been treated as NSB shareholders’ equity and earnings per share calculations are made and presented as if the exchangeable shares were ordinary NSB shares.

At 31 December 2007, there were 34.5 million exchangeable shares outstanding, valued at their fair market value on the day the STS transaction completed of $110.7m (£57.8m). These shares are convertible at the option of the holder into NSB ordinary shares on a one-for-one basis, at any time until December 2025, unless there is a change of control of NSB or the exchangeable shares in issue fall below 10 million, in which case the exchangeable shares are automatically redeemable for NSB ordinary shares. The exchangeable shares hold equivalent voting rights to NSB ordinary shares. As a result of the acquisition of the Company by Epicor Software Corporation which became effective 7 February 2008 (see Note 22 “Subsequent event”), all remaining exchangeable shares were converted to ordinary shares.

The exchangeable shares have also been treated as NSB shareholders’ equity in the balance sheet on the basis that it is probable that they will be converted into NSB ordinary shares.

Cash Flow Hedging Reserve

The Cash Flow Hedging Reserve results from recognising gains or losses on derivative financial instruments designated and effective as a hedge of the variability of cash flows of a highly probable forecasted transaction. See also foreign currency risk in Note 18 “Financial Instruments and financial risk management”.

Own Shares

Own Shares with a value of $1,894,000 at 31 December 2006 and 2007 are NSB Retail Systems Plc shares held by the Company’s Employee Benefit Trust and are included within the retained losses. The shares are carried at cost. There were 3,462,897 own shares held at 31 December 2006 and 2007. As a result of the acquisition of the Company by Epicor Software

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Corporation which became effective 7 February 2008 (see Note 22 “Subsequent event”), own shares were issued to Long-Term Incentive Plan (“LTIP”) participants (see Note 16 “Share-based payments”).

Merger Reserve

The merger reserve results from historic share-for-share purchases of companies whereby the share premium arising from the transactions was taken to the merger reserve as required under s131 of the Companies Act 1985.

Warrant Reserve

The warrant reserve arises from purchase options issued at the time of the STS acquisition as part of the purchase consideration for STS. The options were issued to key employees of STS. At 31 December 2007, there are 291,563 options outstanding which are exercisable at 2p each between January 2008 and December 2010.

Capital Reserve

The transfer from the warrant reserve to the capital reserve results from the exercise of 86,006 and 171,169 “thank you” share warrants during 2006 and 2007, respectively.

Special Reserve

The Company cancelled its share premium account during 2006. This was confirmed by a Court Order on 16 June 2006. As part of this Order, the Company transferred $29,700,000 (£15,503,000) to the Special Reserve (to be treated as undistributable reserves), such amount being the difference between the share premium cancelled and the accumulated losses in the Company at 16 June 2006. An undertaking given to the Court provides that the Company may reduce the amount of the Special Reserve by the amount of any increase in its share premium account for new consideration after the date on which the reduction of capital became effective. During 2007 the Company transferred $29,700,000 from the Special Reserve to Retained Earnings/(Losses) because the share premium account increased by more than $29,700,000 from the date of the cancellation.

Dividends

The directors do not recommend the payment of a final dividend for 2007. An interim dividend of 0.55 US cent per ordinary share was approved and paid during the period. A dividend of 1.0 US cent per ordinary share was declared at the end of 2006 and paid in 2007. No dividends were declared in 2005.

14. Employee benefits

The Group operates a defined benefit pension plan that provides pension benefits for certain employees upon retirement. As of 1 March 1997, the plan was closed to new entrants. The plan participants are no longer employed by the Group.

The history of the plan for the current and prior year is as follows:

In thousands of U.S. dollars	2007	2006	2005	2004	2003
Present value of funded obligations	8,549	8,823	8,106	6,348	4,713
Fair value of plan assets	(5,891)	(5,607)	(4,585)	(4,675)	(4,043)

Recognised liability for defined benefit obligation	2,658	3,216	3,521	1,673	670

Experience adjustments on plan liabilities*	(34)	(22)	22	255	195
Experience adjustments on plan assets*	(333)	(27)	205	422	(75)

*	These items represent an increase / (decrease) in liabilities / assets due to adverse experience.

With effect from July 2006, the Group commenced funding this liability by contributing £12,419 ($25,000) per month to the plan.

f-21

Movements in present value of defined benefit obligation

In thousands of U.S. dollars	2007	2006	2005
At 1 January	8,823	8,106	6,348
Current service cost	—	—	18
Interest cost	412	390	291
Actuarial gains recognised directly in equity	(778)	(780)	2,261
Benefits paid	(22)	—	(18)
Effect of movements in foreign exchange	114	1,107	(794)

At 31 December	8,549	8,823	8,106

Movements in fair value of plan assets

In thousands of U.S. dollars	2007	2006	2005
At 1 January	5,607	4,585	4,675
Expected return on plan assets	276	246	216
Actuarial losses recognised directly in equity	(336)	(26)	216
Contributions by employer	298	138	—
Benefits paid	(22)	—	(18)
Effect of movements in foreign exchange	68	664	(504)

At 31 December	5,891	5,607	4,585

Expenses recognised in the income statement

In thousands of U.S. dollars	2007	2006	2005
Current service cost (included in operating expenses)	—	—	18
Interest on obligation (included in financial expenses)	412	390	291
Expected return on plan assets (included in financial income)	(276)	(246)	(216)

Total expenses recognised in the income statement	136	144	93

The scheme has no active members and is not admitting new members.

Cumulative net actuarial losses since 1 January 2004 recognised directly in equity at 31 December 2007 are $1,581,000 (2006: $2,023,000).

Principal actuarial assumptions used to calculate the liability for defined benefit obligation at the balance sheet date (expressed as weighted averages):

	2007	2006	2005
Discount rate at 31 December	5.50%	4.90%	4.50%
Expected return on plan assets at 31 December (5.10% at 1 January 2006; 5.5% at 1 January 2005)	5.60%	5.50%	5.10%
Future pension increases	3.25%	2.90%	3.00%

f-22

The plan assets include equities, bonds, annuities and other investments being held separately from assets of the Group. The fair value of the plan assets and the return on those assets were as follows:

	2007	2006	2005
In thousands of U.S. dollars	FAIR VALUE	FAIR VALUE	FAIR VALUE
Equity	1,649	1,514	1,146
Bonds	2,710	2,747	2,201
Property	649	729	596
Cash	353	56	92
Annuity polices	530	561	550

Total	5,891	5,607	4,585

Actual return on plan assets	26	254	314

The expected long-term rate of return on assets assumption is chosen based on the facts and circumstances that existed at the measurement date, and the mix of assets held at that date.

In valuing the liabilities of the pension fund at 31 December 2007, mortality assumptions have been made based on recent mortality tables and considering the year of birth of the individuals in the plan.

15. Provisions

Group

In thousands of U.S. dollars	UK FACILITIES	EMPLOYEE REDUNDANCY	SEPARATION COSTS	TOTAL
Balance at 1 January 2005	5,085	1,468	—	6,553

Classified as current liabilities	2,236	1,468	—	3,704
Classified as non-current liabilities	2,849	—	—	2,849
Movements in 2005:
Amounts used	(2,108)	(1,258)	—	(3,366)
Effect of movements in foreign exchange	(406)	(40)	—	(446)

At 31 December 2005	2,571	170	—	2,741

Classified as current liabilities	1,100	170	—	1,270
Classified as non-current liabilities	1,471	—	—	1,471
Movements in 2006:
Transfer from opening trade and other payables	465	230	—	695
Additions to provisions	3,311	2,894	1,133	7,338
Amounts used	(1,458)	(2,223)	—	(3,681)
Effect of movements in foreign exchange	508	9	—	517

At 31 December 2006	5,397	1,080	1,133	7,610

Classified as current liabilities	1,813	796	1,133	3,742
Classified as non-current liabilities	3,584	284	—	3,868
Movements in 2007:
Additions to provisions	5,930	162	—	6,092
Amounts used	(1,938)	(924)	(1,006)	(3,868)
Effect of movements in foreign exchange	34	112	23	169

At 31 December 2007	9,423	430	150	10,003

Classified as current liabilities	2,252	357	150	2,759
Classified as non-current liabilities	7,171	73	—	7,244

f-23

The provisions arise from the cost of UK facilities surplus to Group requirements, employee redundancy and accrued separation costs associated with the departure of the Group’s former Chief Executive Officer.

The Group has three leased office facilities in the UK (see also Note 19 “Operating leases”). The Group estimates the net costs of these leased facilities and establishes a provision to cover expected net costs over the lease terms. One of the leased facilities has a term expiring in 2008. A full provision has been made to cover expected net costs over the remaining lease term. The two other facilities have lease terms that expire in approximately 9 years and are currently leased or partially leased. Additions to the UK facilities provision in 2007 were primarily the result of changes to estimates regarding sublease cash inflows and dilapidations cash outflow on the three facilities. In particular, the tenant in one of the facilities with a long dated lease has given notice to terminate. Additionally, subleasing experience with the second long dated lease has lead to a change in estimates of subleasing cash inflows on that facility. To the extent that current expectations regarding subletting are not realised, additional provisions may be required. See also Note 21 “Accounting estimates and judgements”.

The provision for employee redundancy relates to personnel restructuring. Additions to the provision during 2007 were the result of employee terminations.

16. Share-based payments

The Group has share option programmes that entitle key management personnel and employees to purchase shares in the Company. In accordance with these programmes, options are exercisable at the market price of the shares at the date of grant.

In 2006, shareholders of the Company approved the Long-Term Incentive Plan (“LTIP”). Under the LTIP, the Remuneration Committee of the Board of Directors may grant Awards (rights to receive shares) to eligible employees. Such Awards vest, except under certain conditions, based on the attainment of performance targets. During 2007, 2,600,000 Awards were granted.

The terms and conditions of share option grants and Awards are as follows, whereby all options and Awards are settled by physical delivery of shares. The contractual life is 5.5 years from issue for the SAYE scheme options and 10 years for all other options.

GRANT DATE / EMPLOYEES ENTITLED	NUMBER OF OPTIONS	VESTING CONDITIONS	EXERCISE PRICE (PENCE)
1999 – Management and Employees	142,000	Vested	45.0
2000 – Management	1,819,000	Vested	152.5 -270.2
2001 – Management and Employees	250,000	Vested	167.5
2002 – Management and Employees	281,000	Vested	50.0
2002 – Management	679,000	Vested	27.25
2002 – Employees	41,000	Vested (SAYE)	29.75
2003 – Employees	4,016,000	Vesting in 2008 (SAYE)	4.25
2004 – Management	471,000	Vesting in 2008 based on EPS target	32.25
2007 – Employees LTIPs	2,600,000	Vesting over 3 years based on performance targets	—

Total	10,299,000

The number and weighted average exercise price of share options and Awards are as follows:

	WEIGHTED AVERAGE EXERCISE PRICE 2007	NUMBER OF OPTIONS (000) 2007	WEIGHTED AVERAGE EXERCISE PRICE 2006	NUMBER OF OPTIONS (000) 2006	WEIGHTED AVERAGE EXERCISE PRICE 2005	NUMBER OF OPTIONS (000) 2005
Outstanding at the beginning of the period	55.68p	11,738	52.23p	15,094	44.80p	24,087
Forfeited during the period	25.35p	(2,478)	58.73p	(2,187)	34.90p	(7,158)
Exercised during the period	15.63p	(1,561)	5.43p	(1,169)	22.39p	(1,835)
Granted during the period	—	2,600	—	—	—	—

Outstanding at the end of the period	54.85p	10,299	55.68p	11,738	52.23p	15,094

Exercisable at the end of the period	166.19p	3,212	99.51p	5,909	133.29p	4,866

f-24

The weighted average market price at the time the share options were exercised during the year was 29.06 pence (2006: 30.54 pence; 2005: 26.95 pence). The options and Awards outstanding at 31 December 2007 have an exercise price in the range of nil to 270 pence and a weighted average remaining life of 2.15 years.

The fair value of services received in return for share options and Awards granted are measured by reference to the fair value of share options and Awards granted. The estimate of the fair value is measured based on the Black-Scholes model. The total expense arising from share-based payment transactions recognised by the Group was $425,000, $143,000 and $272,000 in 2007, 2006 and 2005, respectively.

As a result of the acquisition of the Company by Epicor Software Corporation which became effective 7 February 2008 (see Note 22 “Subsequent event”), all in-the-money options and all Awards became fully vested and were exercised.

17. Deferred income, trade and other payables

In thousands of U.S. dollars	2007	2006
Deferred income—maintenance	20,098	19,280
Payments received on account and other deferred income	2,682	3,792
Trade payables	2,137	2,468
Accruals	9,497	7,786
Taxation and social security	449	225
Other payables	599	910

	35,462	34,461

18. Financial instruments and financial risk management

The Group has a centralised treasury function which operates under treasury policies and guidelines established by the Board covering liquidity risk, credit risk and market risk.

The Group’s financial instruments comprise cash and various items, such as trade receivables and trade payables that arise directly from its operations. The main purpose of these financial instruments is to fund the Group’s operations as well as to manage working capital and liquidity together with the investment of surplus funds. These financial instruments have carrying values that are reasonable approximations of fair value.

Cash and cash equivalents and liquidity management

The Group’s cash and cash equivalents are denominated in the following currencies:

In thousands of U.S. dollars	31 DECEMBER 2007	31 DECEMBER 2006
Sterling	1,186	505
Canadian Dollar	3,695	3,248
US Dollar	40,163	29,493

Cash and cash equivalents per balance sheet and cash flow statement	45,044	33,246

Surplus bank funds are held on deposit and attract market rates of interest dependent on the currency invested. The Group does not consider that it is exposed to significant liquidity risk as net cash balances are significant and cash deposits are on a short term basis, normally expiring within 7 days.

The Group has bank facility in North America provided by Royal Bank of Canada (“RBC”). RBC provides a C$5.5m multi-option facility secured on the trade receivables of the North American operations. This facility was not used at 31 December 2007 or at 31 December 2006.

f-25

Credit risk and management

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on customers with potential credit exposure over certain amounts. The Group does not require collateral in respect of financial assets. At the balance sheet date there were no significant concentrations of credit risk represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. The Group considers its credit risk to include risk on cash and cash equivalents and trade receivables, the combined amount being $56.4m at 31 December 2007 (2006: $43.9m). See also Note 12 “Trade and other receivables.”

Market risk - interest rate risk and management

The Group finances its operations through retained profits and intragroup borrowings. Excess funds are typically invested in short term interest bearing deposits which are included in cash and cash equivalents. The Group does not consider that it is exposed to significant interest rate risks as the interest bearing deposits are on a short term basis, normally expiring within 7 days.

Market risk - foreign exchange risk and management

A substantial portion of the Group’s revenues are received in US Dollars while significant portions of operating costs are incurred in Canadian Dollars. The Board and management monitor foreign currency risk on a regular basis and enter into transactions to hedge foreign currency risk as and when deemed appropriate. During 2006 and 2007 this was achieved through a series of spot transactions as well as forward foreign exchange contracts whereby US Dollars are sold and Canadian Dollars are purchased at forward dates. The notional amounts of the contracts are intended to match the operating cash flow requirements in Canadian Dollars over the fiscal period. At the end of 2006, the Board adopted a policy to hedge 50% of the forecast Canadian dollar exposure for 2007. At 31 December 2006, the Group had open forward foreign exchange contracts to sell US Dollars and purchase C$ 22.3m at future dates. These contracts were valued using year-end forward market rates. The resultant unrealized loss of $198,000 is recognized in the Cash Flow Hedging Reserve (see also Note 13 ‘Capital and reserves”). The Group had no forward foreign exchange contracts at 31 December 2007.

The following details the sensitivity of the Group’s operating profit to a weakening of the US Dollar. For purposes of measuring sensitivity, the percentage movement applied is based on the average annual movement in the US Dollar compared to the Canadian dollar over the two year period ended 31 December 2007, being 7.6%. Assuming that the US Dollar had been on average 7.6% weaker during 2007 and ignoring the impact of hedging, operating profit would have been approximately $3.1m lower.

The Board has concluded that the hedging of the net assets of overseas business is not required since, in its opinion, the investments are long term and over time exchange rates to Sterling are likely to return to equilibrium.

19. Operating leases

Non-cancellable operating lease rentals are payable as follows:

In thousands of U.S. dollars	2007	2006	2005
Less than one year	2,098	2,438	2,298
Between one and five years	6,697	6,584	6,630
More than five years	5,199	6,675	7,198

	13,994	15,697	16,126

The Group leases a number of office facilities under operating leases. The leases have remaining terms of 6 months to 9 years. Three of the leased properties have been sublet by the Group. The subleases expire between 2008 and 2016. Based upon existing sublease contracts and assuming termination rights are exercised by subtenants at the earliest possible dates, sublease payments of $2,044,000 are expected to be received by the Group over the terms of the underlying subleases (less than one year: $1,037,000, between one and five years: $1,007,000).

During the year ended 31 December 2007, the Group recognised $250,000 as an expense in the income statement in respect of operating leases (2006: $287,000; 2005: $696,000). Additionally, the Group increased provisions on UK facilities, primarily for lease costs, by $5,930,000 in 2007 (2006: $3,311,000; 2005: $nil) (see also Note 15 “Provisions”).

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20. Related parties

Identity of related parties

The Company has a related party relationship with its subsidiaries (see Note 10 “Investments in subsidiaries”) and with its directors and executive officers.

Transactions

Remuneration of directors and other key members of management during the year is summarised below.

Directors and other members of key management:

In thousands of U.S. dollars	2007	2006	2005
Emoluments	1,814	2,334	1,632
Post employment benefits	100	148	95
Equity compensation benefits	271	64	64

	2,185	2,546	1,791

During the year, group companies did not enter into other transactions with related parties who are not members of the Group other than those with its key management personnel. In 2006 the Group accrued separation costs associated with the departure of the Group’s Chief Executive officer in 2007. See also Note 15 “Provisions”.

Transactions between group companies have been eliminated on consolidation and are not disclosed in this note.

21. Accounting estimates and judgements

See Note 14 “Employee benefits” regarding assumptions made concerning the recognised liability for the defined benefit pension plan and Note 15 “Provisions” regarding assumptions made concerning provisions. The actual timing and extent of subletting (in the case of the provision) and changes to the discount rate, mortality rates and actual returns on plan assets (in the case of the recognised liability for defined benefit pension plan) may cause material adjustments to these provisions in the future. The Group has capitalised certain product development costs (see Note 9 “Intangible Assets) with a carrying amount of $16,896,000 at 31 December 2007. Management has reviewed the carrying amount of these costs for impairment based on expectation of future order intake of the developed products to which these costs relate. This impairment review is based on management’s best judgement and, in accordance with the Group’s accounting policy, is performed at each balance sheet date. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.

22. Subsequent event

On 13 December 2007, the board of the Company announced that it was in discussions which could lead to a recommended cash offer being made for the Company. On 17 December 2007, the boards of the Company and Epicor Software Corporation (Epicor) announced that they had reached agreement on the terms of a recommended acquisition of the Company by Epicor whereby shareholders of the Company would receive 38.0 pence in cash per ordinary share. The transaction was to be effected by means of a scheme of arrangement under section 425 of the Companies Act. The terms of the proposal valued the entire issued ordinary share capital of the Company (fully diluted for the exchange of all Exchangeable Shares and the exercise of all in-the-money options under the NSB Share Incentive Schemes) at approximately £160.1 million ($320 million).

Leading up to and as a result of the transaction, the Company incurred advisory and other costs associated with the transaction. Costs incurred during 2007 amounting to $1,710,000 are included in the Consolidated Income Statement under the heading “Operating expenses”.

On 7 February 2008, the boards of Epicor and the Company announced that the scheme of arrangement to effect the recommended cash acquisition of the Company by Epicor had on that date become effective. As a result, the listing of the Company’s shares was cancelled.

As a result of the Scheme of arrangement becoming effective, in-the-money options and Awards vested and were exercised. As a result of the accelerated vesting, share-based payment expense of $931,000 was incurred subsequent to year end. Also subsequent to year end, the Company incurred costs of approximately $4,763,000 which were contingent upon the Scheme of arrangement becoming effective. These costs include contingent advisory fees as well as bonus payments to employees.

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